Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Pinnacle Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Pinnacle Systems, Inc. and subsidiaries (the Company) as of June 30, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Systems, Inc. and subsidiaries as of June 30, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, effective July 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP

Mountain View, California

July 26, 2004, except as to note 15,

which is as of August 25, 2004,

and except for the reclassification of

Steinberg Media Technologies GmbH

as discontinued operations as described

in notes 1 and 12, as to which the

date is April 20, 2005

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$59,059	$60,039
Marketable securities	10,955	18,804
Accounts receivable, less allowances for doubtful accounts and returns of $3,956 and $7,728 as of June 30, 2004, and $4,877 and $6,393 as of June 30, 2003, respectively	40,970	53,603
Inventories	46,417	35,617
Prepaid expenses and other current assets	8,388	8,481
Current assets of discontinued operations	4,522	6,807
Total current assets	170,311	183,351
Restricted cash	16,850	16,890
Property and equipment, net	16,314	14,313
Goodwill	59,211	46,674
Other intangible assets, net	8,840	6,079
Other assets	7,628	5,167
Long-term assets of discontinued operations	22,590	38,402

	$301,744	$310,876

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,912	$16,147
Accrued and other liabilities	54,003	48,761
Deferred revenue	13,818	6,217
Current liabilities of discontinued operations	3,251	5,610
Total current liabilities	88,984	76,735

Long-term liabilities of discontinued operations	2,078	7,984
Total liabilities	91,062	84,719

Shareholders’ equity:
Preferred stock, no par value; authorized 5,000 shares; none issued and outstanding	—	—
Common stock, no par value; authorized 120,000 shares; 68,839 and 63,388 issued and outstanding as of June 30, 2004 and 2003, respectively	375,550	337,593
Accumulated deficit	(169,487)	(115,294)
Accumulated other comprehensive income	4,619	3,858

Total shareholders’ equity	210,682	226,157

	$301,744	$310,876

See accompanying notes to consolidated financial statements.

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Fiscal Year Ended June 30,
	2004	2003	2002
Net sales	$311,295	$316,325	$231,791
Costs and expenses:
Cost of sales	165,141	147,964	114,204
Engineering and product development	38,827	36,443	31,445
Sales, marketing and service	96,986	88,620	71,457
General and administrative	22,025	19,019	15,607
Amortization of goodwill	—	—	18,018
Amortization of other intangible assets	4,861	12,257	17,873
Impairment of goodwill	12,311	—	—
Restructuring costs	3,640	—	—
Legal judgment	—	15,161	—
In-process research and development	2,193	—	—

Total costs and expenses	345,984	319,464	268,604

Operating loss	(34,689)	(3,139)	(36,813)
Interest and other income (expense), net	(371)	2,601	2,208

Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(35,060)	(538)	(34,605)
Income tax expense	4,721	3,220	5,478

Loss from continuing operations before cumulative effect of change in accounting principle	(39,781)	(3,758)	(40,083)

Discontinued operations:
Income (loss) from discontinued operations, net of taxes	(7,592)	1,188	—
Loss on sale of discontinued operations, net of taxes	(6,820)	—	—

Income (loss) from discontinued operations	(14,412)	1,188	—

Loss before cumulative effect of change in accounting principle	(54,193)	(2,570)	(40,083)
Cumulative effect of change in accounting principle	—	(19,291)	—

Net loss	$(54,193)	$(21,861)	$(40,083)

Basic and diluted loss per share:
Continuing operations	$(0.59)	$(0.06)	$(0.70)

Discontinued operations	$(0.22)	$0.02	$—

Cumulative effect of change in accounting principle	$—	$(0.32)	$—

Net loss	$(0.81)	$(0.36)	$(0.70)

Shares used to compute net loss per share:
Basic and diluted	67,069	61,247	56,859

See accompanying notes to consolidated financial statements.

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

(In thousands)

			Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Common Stock
	Shares	Amount
Balances as of June 30, 2001	54,878	$285,813	(53,350)	$(12,101)	220,362
Issuance of common stock related to stock option and stock purchase plans	2,018	7,638	—	—	7,638
Issuance of common stock related to the FAST acquisition	2,205	10,915	—	—	10,915
Components of comprehensive loss:
Net loss	—	—	(40,083)	—	(40,083)
Foreign currency translation adjustment	—	—	—	7,076	7,076

Comprehensive loss					(33,007)

Balances as of June 30, 2002	59,101	304,366	(93,433)	(5,025)	205,908
Issuance of common stock related to stock option and stock purchase plans	2,851	15,458	—	—	15,458
Issuance of common stock related to the VOB acquisition	308	3,167	—	—	3,167
Issuance of common stock related to the Steinberg acquisition	1,128	14,602	—	—	14,602
Components of comprehensive loss:
Net loss	—	—	(21,861)	—	(21,861)
Foreign currency translation adjustment	—	—	—	8,769	8,769
Unrealized gain on available-for-sale investments, net of tax	—	—	—	114	114

Comprehensive loss					(12,978)

Balances as of June 30, 2003	63,388	337,593	(115,294)	3,858	226,157
Issuance of common stock related to stock option and stock purchase plans	1,831	9,367	—	—	9,367
Issuance of common stock related to the acquisition of SCM Microsystems, Inc. and Dazzle Multimedia, Inc.	1,867	13,853	—	—	13,853
Issuance of common stock in connection with the settlement of the Digital Editing Services earnout	1,453	11,547	—	—	11,547
Issuance of common stock in connection with the settlement of the Digital Editing Services earnout, related to interest	275	2,050	—	—	2,050
Issuance of common stock in connection with indemnification settlement with shareholder of The Montage Group, Ltd.	25	230	—	—	230
Issuance of common stock related to the acquisition of Jungle KK	72	805	—	—	805
Cancellation of common stock related to the disposition of Jungle KK	(72)	(524)	—	—	(524)
Stock-based compensation	—	629	—	—	629
Components of comprehensive loss:
Net loss	—	—	(54,193)	—	(54,193)
Foreign currency translation adjustment	—	—	—	887	887
Unrealized loss on available-for-sale investments, net of tax	—	—	—	(126)	(126)

Comprehensive loss					(53,432)

Balances as of June 30, 2004	68,839	$375,550	(169,487)	$4,619	$210,682

See accompanying notes to consolidated financial statements.

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended June 30,
	2004	2003	2002
Cash flows from operating activities of continuing operations:
Loss from continuing operations	$(39,781)	$(23,049)	$(40,083)
Adjustments to reconcile net loss to net cash provided by operating activities of continuing operations:
Depreciation and amortization	13,417	18,897	42,690
Provision for doubtful accounts	118	547	1,042
Stock-based compensation	629	—	—
Interest expense on DES earnout settlement	2,050	—	—
Deferred taxes	(462)	(700)	700
Cumulative effect of change in accounting principle	—	19,291	—
Impairment of goodwill	12,311	—	—
In-process research and development	2,193	—	—
Loss on disposal of property and equipment	943	78	—
Changes in operating assets and liabilities:
Restricted cash for legal judgment	40	(16,890)	—
Accounts receivable	14,965	(18,949)	17,640
Inventories	(5,775)	2,446	5,088
Prepaid expenses and other assets	(1,196)	(2,985)	1,755
Accounts payable	(253)	2,820	(3,029)
Accrued and other liabilities	585	16,385	(414)
Deferred revenue	7,481	(1,810)	9,116
Long-term liabilities	(769)	—	—

Net cash provided by (used in) operating activities of continuing operations	6,496	(3,919)	34,505

Cash flows from investing activities of continuing operations:
Acquisitions, net of cash acquired	(13,222)	(13,257)	(2,333)
Purchases of property and equipment	(11,263)	(6,971)	(3,618)
Purchases of marketable securities	(356)	(20,604)	(7,854)
Proceeds from maturity of marketable securities	8,206	9,654	—

Net cash used in investing activities of continuing operations	(16,635)	(31,178)	(13,805)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of common stock	9,367	15,458	7,638

Net cash provided by financing activities of continuing operations	9,367	15,458	7,638

Effects of exchange rate changes on cash and cash equivalents	(208)	(897)	4,486

Net increase (decrease) in cash and cash equivalents	(980)	(20,536)	32,824
Cash and cash equivalents at beginning of year of continuing operations	60,039	80,575	47,751

Cash and cash equivalents at end of year of continuing operations	$59,059	$60,039	$80,575
Cash and cash equivalents of discontinued operations at beginning of year	$2,578	$—	$—
Cash provided by acquisition of discontinued operations	$101	$2,578	$—
Cash used in discontinued operations	$(439)	$—	$—

Cash and cash equivalents of discontinued operations at end of year	$2,240	$2,578	$—

Supplemental disclosures of cash paid during the year for:
Interest	$24	$10	$219

Income taxes	$6,488	$2,309	$2,879

Non-cash transactions:
Common stock issued in acquisitions	$28,485	$17,769	$10,915

Common stock received from sale of discontinued operations	$(524)	$—	$—

See accompanying notes to consolidated financial statements.

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of the Company and Significant Accounting Policies

Organization and Operations. Pinnacle Systems, Inc. (the “Company”) is a supplier of digital video products to a variety of customers, ranging from individuals with little or no video experience, to broadcasters with specific and sophisticated requirements. The Company’s digital video products allow our customers to capture, edit, store, view and play video, and allows them to burn that programming onto a compact disc (CD) or digital versatile disc (DVD).

The Company’s products use standard computer and network architecture, along with specialized hardware and software designed by the Company to provide digital video solutions to users around the world. In order to address the broadcast market, the Company offers solutions that provide solutions for live-to-air, play-out, editing, news and sports markets. In order to address the consumer market, the Company offers low cost, easy-to-use home video editing and viewing solutions that allow consumers to edit their home videos using a personal computer and/or view television programming on their computers. In addition, the Company provides products that allow consumers to view, on their television set, video and other media content stored on their computers.

For the period July 1, 2001 through June 30, 2002, the Company’s organizational structure was based on two reportable segments: (1) Broadcast and Professional, and (2) Personal Web Video. On July 1, 2002, the Company renamed the Personal Web Video division to the Business and Consumer division, but did not change the structure or operations of this division. For the period July 1, 2002 through June 30, 2004, the Company was organized and operated its business as two reportable segments: (1) Broadcast and Professional, and (2) Business and Consumer.

Basis of Presentation. The accompanying consolidated financial statements and related notes have been revised to reflect the reclassification of the operations and financial position of Steinberg Media Technologies GmbH to discontinued operations in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” This reclassification has no effect on the reported net income (loss) for any reporting period. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

Reclassifications. Certain prior period amounts have been reclassified to conform to the current period presentation.

Use of Estimates. The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Translation of Foreign Currencies. The Company has designated the functional currency of its foreign subsidiaries to be either the local currency or the U.S. dollar. Foreign functional currency books are translated into U.S. dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign functional financial statements are reported within accumulated other comprehensive income (loss), which is reflected as a separate component of shareholders’ equity. Non-functional currency transaction gains and losses are included in results of operations.

Derivatives. The Company uses forward contracts to manage exposure to foreign currency, namely Euro, British Pound and Japanese Yen denominated intercompany balances. The Company does not enter into foreign exchange forward contracts for speculative or trading purposes. All derivatives are required to be recorded on the balance sheet at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. These contracts are not designated as hedges that require special accounting treatment under Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and are marked to market through operations each period, offsetting the gains or losses on the remeasurement.

Foreign Currency Hedging. The Company’s exposure to foreign exchange rate fluctuations arises in part from intercompany accounts between the parent company in the United States and its foreign subsidiaries. These intercompany accounts are typically denominated in the functional currency of the foreign subsidiary in order to centralize foreign exchange risk with the parent company in the United States. The Company is also exposed to foreign exchange rate fluctuations as the financial results of foreign subsidiaries are translated into United States dollars for consolidation purposes. As foreign exchange rates vary, these results, when translated, may vary from expectations and may adversely impact the Company’s overall financial results.

The Company attempts to minimize these foreign exchange exposures by taking advantage of natural hedge opportunities. In addition, the Company continually assesses the need to use foreign currency forward exchange contracts to offset the risk associated with the effects of certain large foreign currency exposures. The fair value of these forward contracts is recorded as other current assets or other current liabilities each period and the related gain or loss is recognized as a foreign currency gain or loss included in other income (expense).

In the fiscal year ended June 30, 2003, foreign currency fluctuations on one of the Company’s intercompany loans resulted in a foreign currency remeasurement gain of $1.2 million, which the Company recorded as other income in its consolidated financial statements. The Company entered into forward contracts in the year ended June 30, 2003 to mitigate subsequent foreign currency fluctuations on this intercompany loan and marks the forward exchange contracts to market through operations in accordance with SFAS No. 133.

In the fiscal year ended June 30, 2004, the Company entered into forward exchange contracts to hedge foreign currency exposures of the Company’s foreign subsidiaries, including this intercompany loan and other intercompany accounts. In the fiscal year ended June 30, 2004, foreign currency transaction gains and losses from the forward exchange contracts substantially offset gains and losses recognized on intercompany loans and accounts.

At June 30, 2004, the Company had the following outstanding forward foreign exchange contracts to exchange foreign currency for U.S. dollar (in millions, except for weighted average exchange rates):

Functional Currency	Notional Amount	Weighted Average Exchange Rate per US $
Euro	$13.0	0.846
British Pounds	3.4	0.5525
Japanese Yen	1.5	108.7173

Total	$17.9

All forward contracts have durations of less than one year. As of June 30, 2004, the cost of all forward contracts approximated their fair value.

Revenue Recognition. The Company recognizes revenue from sales of software in accordance with AICPA Statement of Position (SOP) 97-2, “Software Revenue Recognition,” as modified by SOP 98-9 and related technical interpretations. Revenue from non-software sales is recognized in accordance with the SEC Staff Accounting Bulletin (SAB) 101, “Revenue Recognition In Financial Statements,” SAB 104, “Revenue Recognition,” and EITF 00-21, “Revenue Arrangements with Multiple Deliverables.”

The Company derives its revenue primarily from the sale of products, including both hardware and perpetual software licenses and, to a lesser extent, from product support and services including post-contract customer support, installation and training services.

The Company recognizes revenues from sales of products upon shipment, net of estimated returns, provided title and risk of loss has passed to the customer, there is evidence of an arrangement, fees are fixed or determinable and collectibility is reasonably assured. If applicable to the sales transaction, revenue is only recorded if the revenue recognition criteria of Statement of Position 97-2, “Software Revenue Recognition,” as amended, are met.

Revenue from post-contract customer support (“PCS”) is recognized ratably over the contractual term (typically one year). Installation and training revenue is deferred and recognized as these services are performed. For systems with complex installation processes where installation is considered essential to the functionality of the product (for example, when the services can only be performed by the Company), product and installation revenue is deferred until completion of the installation. In addition, if such orders include a customer acceptance provision, no revenue is recognized until the customer’s acceptance of the products and services has been received, the acceptance period has lapsed, or a certain event has occurred, such as achievement of system “on-air” status, which contractually constitutes acceptance. For shrink-wrapped products with telephone and email support and bug fixes bundled in as part of the original sale, revenue is recognized at the time of product shipment and the costs to provide this telephone and email support and bug fixes are accrued, as these costs are deemed insignificant. Shipping and handling amounts billed to customers are included in revenue.

Revenue from certain channel partners is subject to arrangements allowing limited rights of return, stock rotation, rebates and price protection. Accordingly, the Company reduces revenue recognized for estimated future returns, estimated funds for certain marketing development activities, price protection and rebates, at the time the related revenue is recorded. In order to estimate these future returns and credits, the Company analyzes historical returns and credits, current economic trends, changes in customer demand, inventory levels in the distribution channel and general marketplace acceptance of its products.

Revenue from certain channel partners, who have unlimited return rights and payment that is contingent upon the product being sold through to their customers, is recognized when the products are sold through to the customer, instead of being recognized at the time products are shipped to these channel partners.

During the three months ended December 31, 2003 and the three months ended March 31, 2004, the Company changed certain business terms and conditions with several of its channel partners in the United States in its Business and Consumer division. Currently, the Company does not anticipate further changes in business terms and conditions for its remaining channel partners in the United States. The revised business terms and conditions include unlimited stock rotation rights and payment that is contingent upon the product sold through to the Company’s customers. As a result of these revised business terms and conditions, instead of recognizing revenue at the time products were shipped to these channel partners, the Company recognized this revenue when the products were sold through to the customer. This was a change in business terms and conditions and was not a change in accounting policy.

The Company records OEM licensing revenue, primarily royalties, when OEM partners report product shipment incorporating Pinnacle software, provided collection of such revenue is deemed probable.

The Company’s systems sales frequently involve multiple element arrangements in which a customer purchases a combination of hardware product, PCS, and/or professional services. For multiple element arrangements revenue is allocated to each element of the arrangement based on the relative fair value of each of the elements. When evidence of fair value exists for each of the undelivered elements but not for the delivered elements, the Company uses the residual method to recognize revenue for the delivered elements. Under this method, the fair value of the undelivered elements is deferred until delivered and the remaining portion of the revenue is recognized. If evidence of the fair value of one or more of the undelivered elements does not exist, then revenue for the entire arrangement is only recognized when delivery of those elements has occurred or fair value has been established. Fair value is based on the prices charged when the same element is sold separately or based on stated renewal rates for support related to systems sales.

For arrangements where undelivered services are essential to the functionality of delivered software, the Company recognizes both the product revenues and service revenues using the percentage-of-completion method in accordance with the provisions of Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” The Company follows the percentage-of-completion method when reasonably dependable estimates of progress toward completion of a contract can be made. The Company estimates the percentage of completion on contracts using costs incurred to date as a percentage of total costs estimated to complete the contract. Costs incurred include labor costs and equipment placed into service. If the Company does not have a sufficient basis on which to measure the progress toward completion, the Company recognizes revenue using the completed-contract method, and thus recognizes revenue when the Company receives final acceptance from the customer. To the extent that there is no evidence of fair value for the support element, or a gross margin cannot otherwise be estimated since estimating the final outcome of the contract may be impractical except to assure that no loss will be incurred, the

Company uses a zero estimate of profit (recognizing revenue to the extent of direct and incremental costs incurred) until such time as a gross margin can be estimated or the contract is completed. When the estimate indicates a loss, such loss is recorded in the period identified.

Cash and Cash Equivalents. All highly liquid investments with a maturity of three months or less at date of purchase are carried at fair market value and considered to be cash equivalents. Cash and cash equivalents consist of cash deposited in checking and money market accounts and certificates of deposits.

Marketable Securities. The Company’s policy is to diversify its investment portfolio to reduce risk to principal that could arise from credit, geographic and investment sector risk. As of June 30, 2004 and 2003, marketable securities were classified as available-for-sale securities and consisted principally of government agency notes. Unrealized gains (losses) on available-for-sale securities are reflected as a component of accumulated other comprehensive income (loss) within shareholders’ equity.

Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market. Raw materials inventory represents purchased materials, components and assemblies, including fully assembled circuit boards purchased from outside vendors. Inventory is purchased based on the monthly internal demand forecast produced by the Company, which drives the issuance of purchase orders with its suppliers. The Company capitalizes all labor and overhead costs associated with the manufacture of products.

Property and Equipment. Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the remaining lease term.

Goodwill. The Company reviews its goodwill for impairment, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, on an annual basis or whenever significant events or changes occur in its business. If the Company determines that goodwill has been impaired, it will recognize an impairment charge. The Company has chosen the first quarter of each fiscal year, which ends on September 30, as the date of the annual impairment test. In the first quarter of fiscal 2005, the market price of the Company’s stock has declined significantly, which has resulted in a significant decline in the Company’s market capitalization. As the upcoming goodwill impairment analysis will take into consideration the decrease in market capitalization, the Company may be required to record an impairment of goodwill in the quarter ending September 30, 2004. As of June 30, 2004 and June 30, 2003, the Company had $59.2 million and $46.7 million of goodwill, respectively. (See Note 4).

Impairment of Long-Lived Assets. The Company reviews long-lived assets and amortizable intangible assets for impairment, in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Company assesses these assets for impairment based on estimated undiscounted future cash flows from these assets. If the carrying value of the assets exceeds the estimated future undiscounted cash flows, a loss is recorded for the excess of the asset’s carrying value over the fair value.

Acquisition-related intangible assets result from our acquisitions accounted for under the purchase method of accounting and consist of amortizable intangible assets, including core/developed technology, customer-related intangibles, trademarks and trade names, and other amortizable intangibles. Acquisition-related intangibles are being amortized using the straight-line method over periods ranging from three to six years. As of June 30, 2004 and June 30, 2003, the Company had $8.8 million and $6.1 million of other intangible assets, respectively. (See Note 4).

Interest and Other Income (Expense), net. Interest and other income (expense), net is comprised of interest income (expense) generated from the Company’s investments in money market funds, government securities, and foreign currency remeasurement or transaction gains or losses.

The following table sets forth the components of interest and other income (expense), net:

	Fiscal Year Ended June 30,
	2004	2003	2002
	(In thousands)
Interest and other income	$1,264	$1,728	$1,939
Interest expense on DES earnout settlement	(2,050)	—	—
Foreign currency remeasurement and transaction gains	415	873	269

Interest and other income (expense), net	$(371)	$2,601	$2,208

The Company recorded interest expense of $2.1 million during the fiscal year ended June 30, 2004 in connection with the DES earnout settlement.

Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when management does not consider it more likely than not that some portion or all of the deferred tax assets will be realized.

Net Loss Per Share. Basic net loss per share is computed using the weighted-average number of common shares outstanding. Diluted net loss per share is computed using the weighted-average number of common shares outstanding and dilutive potential common shares from the assumed exercise of options outstanding during the period, if any, using the treasury stock method.

The following table sets forth the computation of basic and diluted net loss per common share:

	Fiscal Year Ended June 30,
	2004	2003	2002
	(In thousands, except per share data)
Numerator Net Loss	$(54,193)	$(21,861)	$(40,083)
Denominator: Basic and diluted weighted-average shares outstanding	(67,069)	61,247	56,859
Basic and diluted net loss per share	$(0.81)	$(0.36)	(0.70)

The following table sets forth the common shares that were excluded from the diluted loss per share computations because the Company had net losses, and therefore, these securities were anti-dilutive:

	Fiscal Year Ended June 30,
	2004	2003	2002
Potentially dilutive securities:
Common stock issuable upon exercise of stock options	9,926,447	8,411,571	7,902,332

The weighted average exercise prices of options outstanding were $8.81, $9.09, and $8.54 as of June 30, 2004, 2003 and 2002, respectively. The excluded stock options have per share exercise prices ranging from $2.50 to $30.74, $0.56 to $30.74, and $0.56 to $30.74 for the years ended June 30, 2004, 2003 and 2002, respectively.

The Company was previously contingently liable to issue up to 399,363 shares of its common stock in connection with the acquisition of the Montage Group, Ltd. in April 2000, and the subsequent related buyout decision in April 2001 of the earnout payments under that acquisition agreement. However, as a result of a settlement agreement between the Company and a former shareholder of DES and Montage, the Company issued 24,960 shares in December 2003 and retained unconditionally 74,881 shares in December 2003 as satisfaction for one of the Montage shareholder’s indemnification obligation for the Athle-Tech claim. At June 30, 2004, the Company is contingently liable to issue 299,522 shares of its common stock. The Company’s obligation to issue these shares is contingent upon the final legal damages and costs assessed against the Company in the Athle-Tech litigation and the outcome of the Company’s claim for indemnification against certain of the former shareholders of Montage for the Athle-Tech damages and costs (see Note 6). If and when the 299,522 contingent shares are issued, the Company would increase the number of basic and diluted weighted-average shares outstanding.

Comprehensive Loss. The Company’s comprehensive loss includes net loss, unrealized gains and losses on available-for-sale securities, and foreign currency translation adjustments, which are reflected as a component of shareholders’ equity.

Stock-Based Compensation. The Company accounts for its employee stock-based compensation plans using the intrinsic value method in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The following table illustrates the effect on net loss and net loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure,” to stock-based employee compensation. See Note 7 “Employee Benefit Plans” for further information on stock-based compensation.

The pro forma effects of stock-based compensation on net loss and net loss per common share have been estimated at the date of grant using the Black-Scholes option-pricing model. For purposes of pro forma disclosures, the estimated fair value of the options is assumed to be amortized to compensation expense over the options’ vesting periods. The pro forma effects of recognizing compensation expense under the fair value method on net loss and net loss per common share were as follows:

	Fiscal Year Ended June 30,
	2004	2003	2002
	(In thousands, except share data)
Net loss:
As reported	$(54,193)	$(21,861)	$(40,083)
Add: stock-based employee compensation expense included in reported net income, net of tax	629	—	—
Deduct: stock-based employee compensation expense determined under the fair value method, net of tax	(16,350)	(19,270)	(14,075)

Pro forma net loss	$(69,914)	$(41,131)	$(54,158)

Net loss per share:
Basic and diluted - As reported	$(0.81)	$(0.36)	$(0.70)
Basic and diluted - Pro forma	$(1.04)	$(0.67)	$(0.95)

Shares used to compute net loss per share:
Basic and diluted	67,069	61,247	56,859

Advertising. Advertising costs are expensed as incurred. Advertising expenses are included in sales, marketing and service expense and amounted to $8.9 million, $11.1 million, and $8.0 million in the fiscal years ended June 30, 2004, 2003 and 2002, respectively.

Concentration of Credit Risk. The Company distributes and sells its products to end users primarily through a combination of independent domestic and international dealers and original equipment manufacturers (OEMs). The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. The Company maintains allowances for potential credit losses, but historically has not experienced significant losses related to any one business group or geographic area. No single customer accounted for more than 10% of the Company’s total revenues or receivables in fiscal 2004, 2003 and 2002. The Company maintains cash and cash equivalents and short-term investments with various financial institutions. The Company’s investment policy is designed to limit exposure with any one institution. As part of its cash and risk management process, the Company performs periodic evaluations of the relative credit standing of the financial institutions.

Recent Accounting Pronouncements

In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” Issue No. 03-1 requires certain quantitative and qualitative disclosures be made for debt and marketable equity securities classified as available-for-sale under SFAS No. 115 that are impaired at the balance sheet date, but for which an other-than-temporary impairment has not been recognized. Issue No. 03-1 is effective for reporting periods beginning after June 15, 2004. The Company does not expect the adoption of EITF No. 03-1 to have a material impact on its consolidated financial position, results of operations or cash flows.

Note 2. Financial Instruments

The estimated fair value of investments is based on quoted market prices at the balance sheet date. At June 30, cash and cash equivalents and short-term marketable securities consisted of the following:

	Amortized Cost	Gross Unrealized Gains (Loss)	Estimated Fair Value
	(In thousands)
2004
Cash and cash equivalents:
Cash	$23,101	$—	$23,101
Money market funds	23,071	—	23,071
Certificates of deposits	12,887	—	12,887

Total cash and cash equivalents	$59,059	$—	$59,059

Short-term marketable securities:
Government agency notes	$10,967	$(12)	$10,955

2003
Cash and cash equivalents:
Cash	$23,709	$—	$23,709
Money market funds	26,585	—	26,585
Certificates of deposits	9,745	—	9,745

Total cash and cash equivalents	$60,039	$—	$60,039

Short-term marketable securities:
Government agency notes	$18,690	$114	$18,804

The total unrealized loss for impaired investments, comprised of debt securities maturing within one year or less, was not material.

Note 3. Balance Sheet Components

	June 30,
	2004	2003
	(In thousands)
Inventories, net:
Raw materials	$8,657	$9,460
Work in process	15,330	12,441
Finished goods	22,430	13,716

	46,417	35,617

Property and equipment:
Computers and equipment	$24,424	$22,615
Leasehold improvements	7,362	6,728
Office furniture and fixtures	4,719	4,660

	June 30,
	2004	2003
	(In thousands)
Demonstration equipment	4,332	1,311
Internal use software	8,540	7,145
	49,377	42,459
Accumulated depreciation and amortization	(33,063)	(28,146)
	$16,314	$14,313

Other intangible assets:
Core/developed technology	$45,804	$40,185
Trademarks and trade names	10,495	8,798
Customer-related intangibles	9,278	8,964
Other identifiable intangibles	—	3,866
	65,577	61,813
Accumulated amortization	(56,737)	(55,734)

	$8,840	$6,079
Other assets:
Service inventory	$7,028	$4,557
Other	600	610
	$7,628	$5,167

Accrued and other liabilities:
Payroll and commission-related	$5,964	$5,250
Income taxes payable	3,094	4,905
Warranty	2,978	2,454
Royalties	4,281	3,752
Sales incentive programs	5,974	4,847
Restructuring	1,198	—
Customer advance payments	1,231	3,536
Legal judgment	14,200	14,200
Sales tax	2,752	787
Other	12,331	9,030

	$54,003	$48,761

The finished goods inventory included approximately $7.0 million as of June 30, 2004 and approximately $2.1 million as of June 30, 2003 located at customer sites.

Note 4. Goodwill and Other Intangible Assets

In July 2001, the FASB issued SFAS No. 142, which the Company adopted on July 1, 2002. As a result of the adoption of SFAS No. 142, the Company no longer amortizes goodwill and amortizable intangible assets with indefinite lives. Intangible assets with definite lives continue to be amortized.

Upon adoption, the Company evaluated the remaining useful lives of its other intangible assets to determine if any adjustments to the useful lives were necessary or if any of these assets had indefinite lives and were, therefore, not subject to amortization. The Company determined that no adjustments to the useful lives of its other intangible assets were necessary.

In accordance with SFAS No. 142, the Company evaluates, on an annual basis or whenever significant events or changes occur in its business, whether its goodwill has been impaired. If the Company determines that its goodwill has been impaired, it will recognize an impairment charge. The Company has chosen the first quarter of each fiscal year, which ends on September 30, as the period of the annual impairment test. In the first quarter of fiscal year 2005, the market price of the Company’s stock has declined significantly, which has resulted in a significant decline in the Company’s market capitalization. As the upcoming goodwill impairment analysis will take into consideration the decrease in market capitalization, the Company may be required to record an impairment of goodwill in the three months ending September 30, 2004.

Fiscal Year 2003

The Company performed the transitional goodwill impairment analysis required by SFAS No. 142 as of July 1, 2002 and concluded that goodwill was impaired, as the carrying value of two of its reporting units in the Broadcast and Professional division exceeded their fair value. As a result, the Company recorded a charge of $19.3 million during the three months ended September 30, 2002 to reduce the carrying amount of goodwill. This charge was reflected as a cumulative effect of change in accounting principle during the fiscal year ended June 30, 2003 in the accompanying consolidated statements of operations.

Fiscal Year 2004

The Company performed the annual goodwill impairment analysis required by SFAS No. 142 as of July 1, 2003 and concluded that goodwill was not impaired.

During the three months ended December 31, 2003, the Company re-assessed its business plan and revised the projected operating cash flows for each of its reporting units, which triggered an interim impairment analysis of goodwill. The Company performed an interim goodwill impairment analysis as required by SFAS No. 142 during the three months ended December 31, 2003 and concluded that its goodwill was impaired, as the carrying value of one of its reporting units in the Broadcast and Professional segment exceeded its fair value. As a result, the Company performed the second step as required by SFAS No. 142 and determined that the carrying amount of goodwill in one of the reporting units in the Broadcast and Professional segment exceeded the implied fair value of goodwill and recorded a goodwill impairment charge of $6.0 million during the three months ended December 31, 2003.

During the three months ended June 30, 2004, the Company re-assessed its business plan, in conjunction with Patti S. Hart joining the Company on March 1, 2004 as its Chairman of the Board of Directors, President and Chief Executive Officer, and revised the projected operating cash flows for each of its reporting units, which triggered an interim impairment analysis of goodwill. The Company performed an interim goodwill impairment analysis as required by SFAS No. 142 during the three months ended June 30, 2004, and concluded that its goodwill was impaired since the carrying value of one of its reporting units in the Broadcast and Professional segment exceeded its fair value. As a result, the Company performed the second step as required by SFAS No. 142 and determined that the carrying amount of goodwill in one of the reporting units in the Broadcast and Professional segment exceeded the implied fair value of goodwill and recorded a goodwill impairment charge of $6.3 million during the three months ended June 30, 2004.

In summary, the Company recorded a total goodwill impairment charge of $12.3 million during the fiscal year ended June 30, 2004. As of June 30, 2004 and June 30, 2003, the Company had $59.2 million and 46.7 million of goodwill, respectively. As of June 30, 2004 and June 30, 2003, the Company had approximately $8.8 million and approximately $6.1 million of amortizable intangible assets, respectively.

The transitional, annual and interim goodwill impairment analysis, each consisted of the following two-step process:

In both Step 1 and Step 2, below, the fair value of each reporting unit was determined by estimating the present value of future cash flows for each reporting unit.

Step 1 The Company compared the fair value of its reporting units to its carrying amount, including the existing goodwill and other intangible assets. If the carrying amount of any of the Company’s reporting units exceeded their fair value, the comparison indicated that the reporting units’ goodwill was impaired (see Step 2 below).

Step 2 For purposes of performing the second step, the Company used a purchase price allocation methodology to assign the fair value of the reporting unit to all of the assets, including unrecognized intangibles, and liabilities of each of these reporting units, respectively. The residual fair value after the purchase price allocation is the implied fair value of the reporting unit goodwill. If the implied fair value of the reporting unit goodwill was less than the carrying amount of goodwill, an impairment loss was recorded for the excess of the reporting unit’s carrying value over the implied fair value.

A summary of changes in the Company’s goodwill during the fiscal year ended June 30, 2004 by reportable segment is as follows (in thousands):

Goodwill

	Broadcast and Professional	Business and Consumer	Total
Net carrying amount as of June 30, 2003	$29,482	$17,192	$46,674
Goodwill acquired from SCM Microsystems, Inc. and Dazzle Multimedia, Inc.	—	12,535	12,535

Additional goodwill acquired from Digital Editing Services (DES)	11,547	—	11,547
Additional goodwill acquired from The Montage Group, Ltd (Montage)	230	—	230
Goodwill acquired from Jungle KK	—	3,435	3,435
Reduction to goodwill related to the sale of Jungle KK	—	(3,435)	(3,435)
Impairment of goodwill	(12,311)	—	(12,311)
Foreign currency translation	—	536	536

Net carrying amount as of June 30, 2004	$28,948	$30,263	$59,211

In December 2003, the Company issued 1,452,929 shares in connection with the settlement of the DES earnout, which was accounted for as an $11.5 million increase to both goodwill and common stock. In December 2003, the Company issued 24,960 shares in connection with the settlement of the Company’s claim for indemnification from one Montage shareholder, which was accounted for as a $0.2 million increase to both goodwill and common stock.

The following tables set forth the carrying amount of other intangible assets that will continue to be amortized (in thousands):

	As of June 30, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Other Intangible Assets
Core/developed technology	$45,804	$(39,332)	$6,472
Trademarks and trade names	10,495	(8,906)	1,589
Customer-related intangibles	9,278	(8,499)	779

Total	$65,577	$(56,737)	$8,840

	As of June 30, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Other Intangible Assets
Core/developed technology	$40,185	$(36,277)	$3,908
Trademarks and trade names	8,798	(6,998)	1,800
Customer-related intangibles	8,964	(8,648)	316
Other amortizable intangibles	3,866	(3,811)	55

Total	$61,813	(55,734)	$6,079

The total amortization expense related to goodwill and other intangible assets is set forth in the table below (in thousands):

Amortization Expense

	Fiscal Year Ended June 30,
	2004	2003	2002
Goodwill	$—	$—	$18,018
Core/developed technology	3,055	8,349	11,555
Trademarks and trade names	1,072	1,490	1,870
Customer-related intangibles	680	1,836	2,443
Other amortizable intangibles	54	582	2,005

Total	$4,861	$12,257	$35,891

The total estimated future annual amortization related to other intangible assets is set forth in the table below (in thousands):

For the Fiscal Year Ending June 30,	Future Amortization Expense
2005	$3,383
2006	2,118
2007	1,696
2008	1,522
Thereafter	121

Total	$8,840

The following table summarizes the effect on net loss that would have resulted if the provisions of SFAS No. 142 had been in effect for all periods presented:

	Fiscal Year Ended June 30,
	2004	2003	2002
	(In thousands, except per share data)
Net loss:
Net loss, as reported	$(54,193)	$(21,861)	$(40,083)
Add back: amortization of goodwill	—	—	18,018

Adjusted net loss	$(54,193)	$(21,861)	$(22,065)

Basic and diluted net loss per share:
Basic and diluted, as reported	$(0.81)	$(0.36)	$(0.70)
Add back: amortization of goodwill	—	—	0.31

Adjusted basic and diluted net loss per share	$(0.81)	$(0.36)	$(0.39)

Shares used to compute net loss per share:
Basic and diluted	67,069	61,247	56,859

Note 5. Acquisitions

(a)	SCM Microsystems, Inc. and Dazzle Multimedia, Inc.

In July 2003, the Company acquired certain assets of SCM Microsystems, Inc. and Dazzle Multimedia, Inc., a company that specializes in digital media and video solutions. The Company integrated Dazzle’s digital video editing products into its existing home video editing business in the Business and Consumer division during the three months ended September 30, 2003.

The purchase agreement guaranteed the value of consideration to be $21.6 million. The purchase price totaled $24.0 million which was comprised of $13.9 million, representing 1,866,851 shares of the Company’s common stock that were issued, as well as $2.0 million of cash paid on November 7, 2003 and $7.7 million of cash paid on December 11, 2003. The amount of shares issued was calculated based on the average closing price of the shares on NASDAQ for thirty consecutive days ending on the date three business days prior to the July 25, 2003 closing date. The $2.0 million cash payment related to purchase price adjustments for inventory and backlog. The Company also incurred approximately $0.4 million in transaction costs. The synergies that the Company plans to generate by using this technology in other products was the justification for a purchase price of approximately $12.5 million higher than the fair value of the net identifiable acquired assets. The Company recorded this $12.5 million amount as goodwill at the acquisition date. The results of the operations for certain assets acquired from SCM Microsystems, Inc. and Dazzle Multimedia, Inc. have been included in the Company’s consolidated financial statements since the acquisition date.

According to the terms of the Asset Purchase Agreement, the Company made an additional cash payment of $7.7 million on December 11, 2003 to SCM Microsystems, Inc. and Dazzle Multimedia, Inc. as an adjustment to the market price at which the Company’s common stock was issued relative to the market price at which the stock was sold.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$2,700
Identifiable intangible assets	7,590
In-process research and development	2,193
Goodwill	12,535

Total assets acquired	25,018
Current liabilities assumed	(985)

Net assets acquired	$24,033

The identifiable intangible assets include developed core technology of $5.6 million, trademarks and trade names of $1.7 million, and customer-related intangibles of $0.3 million, all of which are being amortized over their estimated useful life of five years. The Company also acquired in-process research and development of $2.2 million, which was subsequently expensed during the three months ended September 30, 2003. The $12.5 million of goodwill was assigned to the Business and Consumer segment.

(b)	Jungle KK

In July 2003, the Company acquired a 95% interest in Jungle KK, a privately held distribution company based in Tokyo, Japan that specializes in marketing and distributing retail software products in Japan.

The purchase price was approximately $5.0 million, of which approximately $3.6 million was paid in cash and approximately $0.8 million represents the value of the 72,122 shares of the Company’s common stock that were issued. The value of the common stock issued was determined based on the average market price of the Company’s common stock over a period of two days prior to and two days after the date the terms were agreed to and announced. The Company also incurred approximately $0.6 million in transaction costs. The synergies that the Company planned to generate by using Jungle’s marketing and distribution channels was the justification for a purchase price of approximately $3.5 million higher than the fair value of the net identifiable acquired assets. The Company recorded this $3.5 million amount as goodwill at the acquisition date.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$3,357
Property and equipment	65
Other long-term assets	164
Identifiable intangible assets	1,623
Goodwill	3,489

Total assets acquired	8,698
Current liabilities assumed	(2,945)
Long-term liabilities assumed	(769)

Net assets acquired	$4,984

The identifiable intangible assets included trademarks and trade names of $0.8 million and customer-related intangibles of $0.8 million, and were to be amortized over their estimated useful life of five years. The $3.5 million of goodwill was assigned to the Business and Consumer segment.

On June 30, 2004, the Company sold its 95% interest in Jungle KK. The Company received and canceled 72,122 of its shares of common stock as consideration for the sale of Jungle KK. On the sale date of June 30, 2004, the shares were valued at $0.5 million and recorded as proceeds. These shares were originally issued and held in escrow in connection with the acquisition of Jungle KK on July 1, 2003. Concurrent with the sale, the Company entered into a distribution agreement with Jungle KK to localize, promote and sell its consumer software products into the Japanese market for a royalty based on the percentage of net sales of our products sold by Jungle KK which does not constitute continuing involvement with Jungle KK.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” the Company has reported the results of operations and financial position of Jungle KK in discontinued operations within the statement of operations for the fiscal year ended June 30, 2004. Since the Company acquired Jungle KK on July 1, 2003 and subsequently sold Jungle KK on June 30, 2004, the results of operations for Jungle KK in discontinued operations reflect the period from July 1, 2003 through June 30, 2004. Since the Company sold Jungle KK on June 30, 2004, the Company’s consolidated balance sheet as of June 30, 2004 does not include the financial position for Jungle KK. The results of operations and financial position of Jungle KK were previously reported and included in the results of operations and financial position of our Business and Consumer segment.

(c)	Steinberg Media Technologies GmbH

In January 2003, the Company acquired Steinberg Media Technologies GmbH, or Steinberg, a company based in Hamburg, Germany that specializes in digital audio software solutions for consumers and professionals. Steinberg developed, manufactured and sold software products for professional musicians and producers in the music, video and film industry. The Company introduced its new Pinnacle-branded Steinberg audio products during the three months ended March 31, 2003.

The purchase price was approximately $24.4 million, of which approximately $8.2 million was paid in cash and approximately $14.6 million represents the value of the 1,127,768 shares of the Company’s common stock that were issued. The value of the common stock issued was determined based on the average market price of the Company’s common stock over a few days prior to the date of acquisition, which was also the date the terms were agreed to and announced. In accordance with the Steinberg acquisition agreement, the Company also paid an aggregate $1.2 million to the former shareholders of Steinberg as an adjustment to the market price at which the Company’s common stock was issued relative to the market price at which they sold the stock. The calculation was determined by the difference between the average price at which each of the two former Steinberg shareholders sold the portion of their shares that were price protected, and the amount that these shareholders would have received if they had sold their price protected shares at the price at which such shares were issued. The Company also incurred approximately $0.4 million in transaction costs. The synergies that the Company generated by using this technology in other products was the justification for a purchase price of approximately $12.4 million higher than the fair value of the identifiable acquired assets. The Company recorded this $12.4 million amount as goodwill at the acquisition date.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$4,660
Property and equipment	881
Identifiable intangible assets	23,900
Goodwill	12,439

Total assets acquired	41,880
Current liabilities assumed	(17,516)

Net assets acquired	$24,364

The identifiable intangible assets include developed core technology of $13.2 million, trademarks and trade names of $1.3 million, and customer-related intangibles of $8.9 million, all of which are being amortized over a five-year period. The Company also acquired in-process research and development of $0.5 million. The $12.4 million of goodwill was assigned to the Business and Consumer segment and was not amortized, in accordance with the requirements of SFAS No. 142, and was not deductible for tax purposes. On December 20, 2004, Pinnacle Systems GmbH, a wholly owned subsidiary, and Steinberg Media Technologies GmbH (“Steinberg”) entered into a Share Purchase and Transfer Agreement (the “Agreement”) with Yamaha Corporation (“Yamaha”) pursuant to which Yamaha agreed to acquire the Company’s Hamburg, Germany-based Steinberg audio software business for $28.5 million in cash. The transaction, which was subject to German regulatory approval, was completed on January 21, 2005.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” the Company has reported the results of operations of Steinberg in discontinued operations within the consolidated statements of operations for the years ended June 30, 2004 and June 30, 2003. The Company has reported the financial position of Steinberg as assets and liabilities of discontinued operations on the balance sheets as of June 30, 2004 and June 30, 2003. In addition, the Company has excluded the cash flow activity of Steinberg from the consolidated statements of cash flows for the years ended June 30, 2004 and June 30, 2003. See Note 12.

(d)	VOB Computersysteme GmbH

In October 2002, the Company acquired VOB Computersysteme GmbH, or VOB, a privately held company based in Dortmund, Germany that specializes in writable CD and DVD products and technology. The results of VOB’s operations have been included in the Company’s consolidated financial statements since that date. The Company merged VOB into its Business and Consumer segment. The Company combined VOB’s writable CD and DVD technology with some of the Company’s existing technology, which resulted in the introduction of the Company’s new Instant products during the three months ended March 31, 2003.

The purchase price was approximately $7.4 million, of which approximately $3.9 million was paid in cash and approximately $3.2 million represents the value of the 308,593 shares of the Company’s common stock that were issued. The value of the common stock issued was determined based on the average market price of the Company’s common stock over a few days prior to the date of acquisition, which was also the date the terms were agreed to and announced. The Company also incurred approximately $0.3 million in transaction costs. The synergies that the Company generated by using this technology in other products was the justification for a purchase price of approximately $7.0 million higher than the fair value of the identifiable acquired assets. The Company recorded this $7.0 million amount as goodwill at the acquisition date.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$424
Property and equipment	37
Identifiable intangible assets	1,037
Goodwill	6,995

Total assets acquired	8,493
Current liabilities assumed	(1,120)

Net assets acquired	$7,373

The identifiable intangible assets include developed core technology of $0.5 million and customer-related intangibles of $0.5 million, and are being amortized over a five-year period. The $7.0 million of goodwill was assigned to the Business and Consumer segment and was not amortized, which is in accordance with the requirements of SFAS No. 142, and was not deductible for tax purposes.

(e)	FAST Multimedia

In October 2001, the Company acquired intellectual property, software rights, products, other tangible assets, and certain liabilities of FAST Multimedia Inc. and FAST Multimedia AG, collectively referred to as FAST, developers of innovative video editing solutions, headquartered in Munich, Germany. These assets and liabilities were determined to constitute a business. The results of operations for this business have been included in the Company’s consolidated financial statements since the acquisition date. The Company acquired technology and products from FAST to add its sophisticated video editing software applications to the Company’s current suite of software applications, and to eventually integrate parts or all of that software editing technology into other products.

The purchase price was approximately $13.7 million, of which approximately $2.3 million was paid in cash and approximately $10.9 million represents the value of shares of the Company’s common stock that were issued. This $10.9 million value of shares of our stock issued is net of a $0.2 million foreign currency gain, which was calculated as the difference in value between the announcement date and the disbursement date of the shares. In October 2001, the cash portion of the purchase price was paid and a first installment of 1.2 million shares, valued at approximately $5.1 million, was issued. A second installment of approximately 1.0 million shares was issued in February 2002 and was recorded as a $6.0 million increase to equity. The value of the common shares was determined based on the average market price of the Company’s shares over a few days before and after the terms of the purchase were agreed to and announced in September 2001. The Company also incurred approximately $0.3 million in transaction costs. The synergies that the Company generated by using this technology in other products was the justification for a purchase price of approximately $6.4 million higher than the fair value of the identifiable acquired net assets. The Company recorded this $6.4 million amount as goodwill at the acquisition date.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$316
Property and equipment	449
Core/developed technology	5,000
Trademarks and trade names	650
Customer-related intangibles	1,100
Goodwill	6,448

Total assets acquired	13,963
Accrued expenses assumed	(203)

Net assets acquired	$13,760

The identifiable intangible assets include core/developed technology of $5.0 million, trademarks and trade names of $.7 million, and customer-related intangibles of $1.1 million, all of which are being amortized over a four-year period. The $6.4 million of goodwill was assigned to the Broadcast and Professional segment and, in accordance with the requirements of SFAS No. 142, was not been amortized.

(f)	Pro Forma Financial Information for Acquisitions (unaudited)

The following unaudited pro forma financial information presents the results of operations for the fiscal year ended June 30, 2004 and 2003, as if the acquisition of certain assets of SCM Microsystems, Inc. and Dazzle Multimedia, Inc. in July 2003 occurred at the beginning of fiscal 2004 and 2003. The pro forma financial information excludes charges for acquired in-process research and development. The pro forma financial information has been prepared for comparative purposes only and is not indicative of what operating results would have been if the acquisition had taken place at the beginning of fiscal 2004 and 2003 or of future operating results.

	Fiscal Year Ended June 30,
	2004	2003
Net sales	$336,354	$349,410
Net loss	$(53,929)	$(18,694)
Net loss per share:
Basic and diluted	$(0.80)	$(0.31)
Shares used to compute net loss per share:
Basic and diluted	67,069	61,247

(g)	In-Process Research and Development

During the three months ended September 30, 2003, the Company recorded in-process research and development costs of approximately $2.2 million, all of which related to the acquisition of certain assets of SCM Microsystems, Inc. and Dazzle Multimedia, Inc. in July 2003. This amount was expensed as “In-process research and development” in the accompanying consolidated statements of operations because the purchased research and development had no alternative uses and had not reached technological feasibility. One in-process research and development project identified relates to the DVC 150 product and has a value of $1.8 million. The second project identified relates to the Acorn product and has a value of $0.4 million. The value assigned to in-process research and development projects was determined utilizing the income approach by segregating cash flow projections related to in process projects. The stage of completion of each in process project was estimated to determine the appropriate discount rate to be applied to the valuation of the in process technology. Based upon the level of completion and the risk associated with in process technology, a discount rate of 23% was deemed appropriate for valuing in-process research and development projects.

Note 6. Commitments and Contingencies

Lease Obligations

The Company leases facilities and vehicles under non-cancelable operating leases. Future minimum lease payments are as follows (in thousands):

For the Fiscal Years Ending June 30,
2005	$4,859
2006	2,986
2007	2,180
2008	1,030
2009	693
Thereafter	423

Total	$12,171

The lease obligation disclosure above represents a five-year period from July 1, 2004 through June 30, 2009 and any lease obligations thereafter. Rent expense for the fiscal years ended June 30, 2004, 2003 and 2002, was $5.2 million, $4.7 million and $4.6 million, respectively.

Indemnification

From time to time, the Company agrees to indemnify its customers against liability if its products infringe a third party’s intellectual property rights. As of June 30, 2004, the Company was not subject to any pending litigation alleging that its products infringe the intellectual property rights of any third parties.

As permitted under California law, the Company has agreements whereby it indemnifies its officers and directors and certain other employees for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. The indemnification period covers all pertinent events and occurrences during the indemnified party’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has director and officer insurance coverage that limits the Company’s exposure and enables the Company to recover a portion of any future amounts paid.

Royalties

The Company has certain royalty commitments associated with the shipment and licensing of certain products. Royalty expense is generally based on a dollar amount per unit shipped or a percentage of the underlying revenue and was $10.2 million, $3.8 million and $2.1 million for each of the fiscal years ended June 30, 2004, 2003 and 2002, respectively.

Contractual Obligations

The Company’s contractual obligations include operating lease obligations and purchase obligations for the procurement of materials that are required to produce its products for sale.

The most significant contractual financial obligations the Company has, other than specific balance sheet liabilities and facility leases, are the purchase order (“PO”) commitments the Company places with vendors and subcontractors to procure and guarantee a supply of the electronic components required to manufacture its products for sale. The Company places POs with its vendors on an ongoing basis based on its internal demand forecasts. The amount of outstanding POs can range from the value of material required to supply one half of the sales in a quarter to as much as the full amount needed for a quarter. As of June 30, 2004, the amount of outstanding POs was approximately $26.5 million. The total amount of these commitments can vary from quarter to quarter based on a variety of factors, including but not limited to, the total amount of expected future sales, lead times in the electronic components markets, the mix of projected sales and the mix of components required for those sales. Most of these POs are firm commitments that cannot be canceled, though some POs can be rescheduled without penalty and some can be completely canceled with little or no penalty.

Legal Actions

In September 2003, the Company was served with a complaint in YouCre8, a/k/a/ DVDCre8 v. Pinnacle Systems, Inc., Dazzle Multimedia, Inc., and SCM Microsystems, Inc. (Superior Court of California, Alameda County Case No. RG03114448). The complaint was filed by a software company whose software was distributed by Dazzle Multimedia (“Dazzle”). The complaint alleges that in connection with the Company’s acquisition of certain assets of Dazzle, the Company tortiously interfered with DVDCre8’s relationship with Dazzle and others, engaged in acts to restrain competition in the DVD software market, distributed false and misleading statements which caused harm to DVDCre8, misappropriated DVDCre8’s trade secrets, and engaged in unfair competition. The complaint seeks unspecified damages and injunctive relief. The Company believes the complaint is without merit and intends to vigorously defend the action, but there can be no assurance that the Company will prevail. Pursuant to the SCM/Dazzle Asset Purchase Agreement, the Company is seeking indemnification from SCM and Dazzle for all or part of the damages and the expenses incurred to defend such claims. SCM and Dazzle, in turn, are seeking indemnification from the Company for all or part of the damages and expenses incurred by them to defend such claims. Although the Company believes that it is entitled to indemnification in whole or in part for any damages and costs of defense and that SCM and Dazzle’s claim for indemnification is without merit, there can be no assurance that the Company will recover all or a portion of any damages assessed or expenses incurred. In addition, the adjudication of the Company’s and SCM’s and Dazzle’s claims for indemnification may be a time-consuming and protracted process.

In October 2002, the Company filed a claim against XOS Technologies, its principals, and certain former employees of the Company and Avid Sports, Inc. in U.S. District Court for the Northern District of California (Case No. C—02-03804 RMW) arising out of XOS’s activities in the development, sale, and support of digital video systems. The complaint alleges misappropriation of the Company’s trade secrets, false advertising, and unfair business practices. On February 24, 2003, XOS filed counterclaims against the Company, alleging antitrust violations, slander, false advertising, and intentional interference with economic advantage. The Company believes the counterclaims are without merit and intends vigorously to defend the action. The Company moved to dismiss the counterclaims, and the court dismissed the false advertising and intentional interference with economic advantage claims, with leave to amend. On June 6, 2003, XOS filed an amended countercomplaint alleging the same causes of action. The Company again moved to dismiss and, on August 25, 2003, the court entered a ruling dismissing the economic advantage claim and one of the antitrust claims but not the false advertising claim. Subsequently, the Company and the individual defendants entered into a settlement agreement, whereby the Company dismissed the action as against the individual defendants. A jury trial on the Company claims commenced January 20, 2004, and the jury rendered a verdict in favor of XOS on the Company’s trade secret misappropriation claim. In June 2004, the parties entered into a non-monetary settlement agreement, whereby both parties agreed to dismiss the case with prejudice, and the court subsequently entered an order dismissing the case in accordance with the parties’ agreement.

In August 2000, a lawsuit entitled Athle-Tech Computer Systems, Incorporated v. Montage Group, Ltd. (Montage) and Digital Editing Services, Inc. (DES), wholly owned subsidiaries of Pinnacle Systems, No. 00-005956-C1-021 was filed in the Sixth Judicial Circuit Court for Pinellas County, Florida (the “Athle-Tech Claim”). The Athle-Tech Claim alleges that Montage breached a software development agreement between Athle-Tech Computer Systems, Incorporated (Athle-Tech) and Montage. The Athle-Tech Claim also alleges that DES intentionally interfered with Athle-Tech’s claimed rights with respect to the Athle-Tech Agreement and was unjustly enriched as a result. Finally, Athle-Tech seeks a declaratory judgment against DES and Montage. During a trial in early February 2003, the court found that Montage and DES were liable to Athle-Tech on the Athle-Tech Claim. The jury rendered a verdict on several counts on February 13, 2003, and on April 4, 2003, the court entered a final judgment of $14.2 million (inclusive of prejudgment interest). As a result of this verdict, the Company accrued $14.2 million plus $1.0 million in related legal costs, for a total legal judgment accrual of $15.2 million as of March 31, 2003, of which $11.3 million was accrued during the three months ended December 31, 2002 and $3.9 million was accrued during the quarter ended March 31, 2003. On April 17, 2003, the Company posted a $16.0 million bond staying execution of the judgment pending appeal. In order to secure the $16.0 million bond, the Company obtained a Letter of Credit through a financial institution on April 11, 2003, which will expire on April 11, 2005, for $16.9 million. The Company filed a notice of appeal, and Athle-Tech filed a cross appeal seeking additional prejudgment interest of $3.5 million. The hearing before the Florida Second District Court of Appeal was held on March 12, 2004. The Company has not yet received a decision from the court. The Company believes it is entitled, pursuant to the Montage and DES acquisition agreements, to indemnification from certain of the former shareholders of each of Montage and DES for all or at least a portion of the damages assessed against the Company in the Athle-Tech Claim and has provided notice of such claim to the former shareholders. The Company has entered into a settlement agreement with one of the former shareholders of DES and Montage regarding his indemnification obligations. Pursuant to such settlement agreement, the Company has held back approximately $3.8 million to be used to satisfy such shareholder’s indemnification obligations as agreed by the parties. In the event that the amount of the shareholder’s indemnification obligations as agreed by the parties is less than $3.8 million, the Company is obligated to refund the difference in cash to such shareholder. Although the Company believes it is also entitled to indemnification from the other former shareholders of Montage for all or at least a portion of the damages assessed against the Company in the Athle-Tech Claim, and is contingently liable to issue 299,522 shares pending resolution of its indemnification claim, there can be no assurance that the Company will recover all or a portion of these damages.

The arbitration that may be required to adjudicate the Company’s claim for indemnification will likely be a time consuming and protracted process.

In March 2004, Athle-Tech, the same plaintiff in the lawsuit discussed above, filed another lawsuit against various entities (the “2004 Athle-Tech Claim”). The 2004 Athle-Tech Claim (Athle-Tech Computer Systems, Incorporated v. David Engelke, Bryan Engelke, Montage Group, Ltd. (Montage), Digital Editing Services, Inc. n/k/a 1117 Acquisition Corp. (DES) and Pinnacle Systems, Inc., No. 04-002507-C1-021) was filed in the Sixth Judicial Circuit Court for Pinellas County, Florida. On May 4, 2004, the defendants filed a petition to remove the case to the U.S. District Court for the Middle District of Florida, and the case was subsequently remanded to the Sixth Judicial Circuit Court for Pinellas County, Florida. The court has issued an order staying all proceedings until October 28, 2004 or until the appellate court renders a decision on the Athle-Tech Claim, whichever is earlier. The 2004 Athle-Tech Claim essentially alleges the same causes of action as the original Athle-Tech Claim but seeks additional damages. More particularly, the complaint alleges that: i) Montage breached the same software development agreement at issue in the original Athle-Tech Claim; ii) DES and Pinnacle intentionally interfered with Athle-Tech’s claimed rights in such agreement; and iii) the Engelkes and DES were unjustly enriched when DES acquired certain source code from Montage. The Company believes the complaint is barred by the judgment in the Athle-Tech Claim and is without merit, and intends to vigorously defend the action. However, there can be no assurance that the Company will prevail in defending the action. In addition, the adjudication of both the 2004 Athle-Tech Claim and the Company’s claim for indemnification may be time-consuming and protracted.

From time to time, in addition to those identified above, the Company is subject to legal proceedings, claims, investigations and proceedings in the ordinary course of business, including claims of alleged infringement of third-party patents and other intellectual property rights, commercial, employment and other matters. In accordance with SFAS No. 5, “Accounting for Contingencies,” the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case.

Note 7. Employee Benefit Plans

Stock Option Plans. The Company’s 1987 Stock Option Plan (the “1987 Plan”) provides for the grant of both incentive and non-statutory stock options to employees, directors and consultants of the Company. Pursuant to the terms of the 1987 Plan, after April 1997 no further shares are available for future grants.

In September 1994, the shareholders approved the 1994 Director Stock Option Plan (the “Director Plan”), reserving 400,000 shares of common stock for issuance. The 1994 Director Plan provides for the grant of non-statutory stock options to non-employee directors of the Company. Under the Director Plan, upon joining the Board, each non-employee director automatically received an option to purchase 20,000 shares of the Company’s common stock vesting over four years. Following each annual shareholders’ meeting, each non-employee director received an option to purchase 5,000 shares of the Company’s common stock vesting over a twelve-month period. At the 2001 Annual Meeting of Shareholders, the shareholders approved an amendment to the Director Plan (i) to increase option grants to newly appointed non-employee directors from 20,000 to 40,000 shares, (ii) to increase subsequent annual option grants to non-employee directors from 5,000 to 20,000 shares, and (iii) to increase the number of shares of common stock reserved for issuance thereunder from 400,000 to 1,000,000 shares. As of June 30, 2004, options to purchase an aggregate of 476,000 shares of the Company’s common stock were outstanding under the Director Plan with a weighted average exercise price of $8.55 per share, and 410,000 shares were available for future grant. The Director Plan provides for an initial grant of options to purchase 40,000 shares of common stock to each new non-employee director who does not represent shareholders holding more than 1% of the Company’s outstanding common stock. Subsequently, each non-employee director will be automatically granted an additional option to purchase 20,000 shares of common stock at the next meeting of the Board of Directors following each Annual Meeting of Shareholders, provided such non-employee director has served on the Company’s Board of Directors for at least six months. All Director Plan options are granted at an exercise price equal to fair market value on the date of grant and have a ten-year term. There were 410,000 and 590,000 shares available for grant under the Director Plan at June 30, 2004 and 2003, respectively.

In October 1996, the shareholders approved the 1996 Stock Option Plan (the “1996 Plan”). The 1996 Plan provides for grants of both incentive and non-statutory stock options to employees, directors and consultants to purchase common stock at a price equal to the fair market value of such shares on the grant dates. Options granted pursuant to the 1996 Plan generally have a ten-year term and vest over a four-year period. The shareholders approved an increase in the number of shares available for grant by 800,000 shares at the 2000 Annual Meeting of Shareholders. There were 28,628 and 1,847 shares available for grant under the 1996 Plan at June 30, 2004 and 2003, respectively.

In November 1996, the Board of Directors approved the 1996 Supplemental Stock Option Plan (the “1996 Supplemental Plan”). The 1996 Supplemental Plan provides for grants of non-statutory stock options to employees and consultants other than officers and directors to purchase common stock at a price determined by the Board of Directors. Options granted pursuant to the 1996 Supplemental Plan generally have a ten-year term and vest over a four-year period. In July 2000, the Board of Directors increased the number of shares available for grant by 2,200,000. In August 2002, the Board of Directors increased the number of shares available for grant by 3,600,000. In May 2003, the Board of Directors increased the number of shares available for grant by 3,000,000. There were 4,864,780 and 6,362,140 shares available for grant under the 1996 Supplemental Plan at June 30, 2004 and 2003, respectively.

In November 2001, the Company offered a voluntary stock option exchange Program to certain eligible employees, which provided these employees with the opportunity to tender their existing stock options in exchange for an equal number of replacement options to be granted in June 2002, with an exercise price equal to the fair market value of the Company’s common stock on the date that the new options were granted. These elections were required to be made by December 17, 2001, and were required to include all options granted to the electing employee during the prior six-month period. A total of 155 employees elected to participate in the stock option exchange program. Of the 11,000,000 stock options that were eligible to be tendered, 2,600,000 options, or 24%, were tendered in December 17, 2001. On June 19, 2002, the Company granted an aggregate of 2,550,009 million replacement options to those employees who had been continuously employed by the Company from the date they tendered their options through the grant date.

Only employees of Pinnacle who lived and worked in the United States, Germany, Japan or the United Kingdom, and who were a Pinnacle employee as of, or prior to, the commencement of the offer, were eligible to participate. Directors, executive officers and certain other officers were not eligible to participate in the Stock Option Exchange Program.

Stock option activity under these employee and director option plans was as follows:

	Options Available for Grant	Options Outstanding	Weighted Average Exercise Price
	(Shares in thousands)
Balance at June 30, 2001	1,897	14,761	$9.50
Additional shares reserved	600	—	$—
Exercised	—	(1,133)	$3.88
Granted	(4,429)	4,429	9.16
Canceled	4,415	(4,442)	12.79

Balance at June 30, 2002	2,483	13,615	$8.54
Additional shares reserved	6,600	—	$—
Exercised	—	(1,669)	6.52
Granted	(2,819)	2,819	$10.73
Canceled	690	(705)	11.25

Balance at June 30, 2003	6,954	14,060	$9.09
Exercised	—	(741)	$5.70
Granted	(3,333)	3,333	$7.58
Canceled	1,682	(1,689)	$10.31

Balance at June 30, 2004	5,303	14,963	$8.81

The following table summarizes stock options outstanding and exercisable at June 30, 2004:

Exercise Price Range	Shares	Outstanding Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Exercisable
				Shares	Weighted Average Exercise Price
	(In thousands)			(In thousands)
$ 2.50 to 5.34	3,003	4.93	$4.52	2,579	$4.51
$ 5.40 to 7.56	3,103	7.92	$7.04	1,148	$6.56
$ 7.80 to 9.27	3,016	6.98	$8.42	1,836	$8.60
$ 9.28 to 11.61	3,722	8.09	$11.08	2,838	$11.22
$ 11.81 to 30.74	2,119	5.78	$14.03	1,954	$14.13
Total	14,963	6.87	$8.81	10,355	$9.12

The weighted average fair value of options granted for the fiscal years ended June 30, 2004, 2003 and 2002 was $5.80, $5.36, and $4.48 respectively. Assumptions used in determining the fair value of stock options granted using the Black-Scholes option-pricing model were as follows:

	Fiscal Year Ended June 30,
	2004	2003	2002
Average risk-free interest rate	3.04%	2.80%	2.36%
Dividends	—	—	—
Expected life (in years)	3.1	3.2	2.6
Expected volatility	138.4%	84.6%	86.3%

For purposes of pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting periods. The pro forma effects of recognizing compensation expense under the fair value method on net loss and net loss per share were as follows:

	Fiscal Year Ended June 30,
	2004	2003	2002
	(In thousands, except share data)
Net loss:
As reported	$(54,193)	$(21,861)	$(40,083)
Add: stock-based employee compensation expense included in reported net income, net of tax	629	—	—
Deduct: stock-based employee compensation expense determined under the fair value method, net of tax	(16,350)	(19,270)	(14,075)

Pro forma net loss	$(69,914)	$(41,131)	$(54,158)

Net loss per share:
Basic and diluted—As reported	$(0.81)	$(0.36)	$(0.70)
Basic and diluted—Pro forma	$(1.04)	$(0.67)	$(0.95)

Shares used to compute net loss per share:
Basic and diluted	67,069	61,247	56,859

Stock Purchase Plan. As of June 30, 2004, the Company had a 1994 Employee Stock Purchase Plan (the “Purchase Plan”) under which all eligible employees may acquire common stock at the lesser of 85% of the closing sales price of the stock at specific, predetermined dates. As of June 30, 2004, the number of shares authorized to be issued under the Purchase Plan were 6,889,000 shares, of which 1,622,000 were available for issuance. Annual increases to the Purchase Plan were calculated at the lesser of 1,200,000 shares or 2% of the Company’s outstanding shares of common stock. Employees purchased 1,090,000, 1,182,000, and 885,000 shares in the fiscal years ended June 30, 2004, 2003 and 2002, respectively.

The fair value of employees’ stock purchase rights under the Purchase Plan was estimated using the Black-Scholes model with the following weighted average assumptions used for purchases:

	Fiscal Year Ended June 30,
	2004	2003	2002
Risk-free interest rate	2.12%	1.29%	2.89%

Expected life (in years)	0.5	0.5	0.5
Expected volatility	138.4%	84.6%	86.3%

Retirement Plan. The Company has a defined contribution 401(k) plan covering substantially all of its domestic employees. Participants may elect to contribute up to 15% of their eligible earnings to this plan up to the statutory maximum amount. The Company can make discretionary contributions to the plan determined solely by the Board of Directors. The Company has not made any contributions to the plan to date.

Note 8. Shareholders’ Equity

Shareholder Rights Plan. In December 1996, the Company adopted a Shareholder Rights Plan pursuant to which one Right was distributed for each outstanding share of common stock. Each Right entitles shareholders to buy one one-thousandth of a share of Series A Participating Preferred Stock at an exercise price of $65.00 upon certain events.

The Rights become exercisable if a person acquires 15% or more of the Company’s common stock or announces a tender offer that would result in such person owning 15% or more of the Company’s common stock. If the Rights become exercisable, the holder of each Right (other than the person whose acquisition triggered the exercisability of the Rights) will be entitled to purchase, at the Right’s then-current exercise price, a number of shares of the Company’s common stock having a market value of twice the exercise price. In addition, if the Company were to be acquired in a merger or business combination after the Rights became exercisable, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, common stock of the acquiring company having a market value of twice the exercise price. The Rights are redeemable by the Company at a price of $0.001 per Right at any time within ten days after a person has acquired 15% or more of the Company’s common stock.

Note 9. Income Taxes

A summary of the components of income tax expense follows:

	Fiscal Year Ended June 30,
	2004	2003	2002
	(In thousands)
Current:
State	$149	$250	$175
Foreign	4,572	3,670	4,603

Total current	4,721	3,920	4,778

Deferred:
Foreign	—	(700)	700

Total income tax expense	$4,721	$3,220	$5,478

Total income tax expense from continuing operations differs from expected income tax expense computed by applying the U.S. federal corporate income tax rate of 35% for the fiscal years ended June 30, 2004, 2003 and 2002 to loss from continuing operations before income taxes and cumulative effect of change in accounting principle as follows:

	Fiscal Year Ended June 30,
	2004	2003	2002
	(In thousands)
Income tax benefit at federal statutory rate	$(12,271)	$(188)	$(12,112)
State income taxes, net of federal income tax benefits	97	163	114
Non-deductible goodwill and intangible amortization	2,675	—	7,335
Foreign tax rate differentials	4,100	(898)	7,296
Change in beginning of the year valuation allowance	10,110	3,843	2,801
Other, net	10	300	44

Total income tax expense	$4,721	$3,220	$5,478

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of June 30, 2004 and 2003 are as follows:

	Fiscal Year Ended June 30,
	2004	2003
	(In thousands)
Deferred tax assets:
Accrued expense and allowances	$11,182	$10,751
Acquired intangibles	14,358	11,850
Net operating loss carry forwards	29,277	8,036
Tax credit carry forwards	7,541	4,653
Property and equipment	1,294	1,069
Other	130	104

Total gross deferred tax assets	63,782	36,463
Less: valuation allowance	(63,717)	(35,222)

Net deferred tax assets	65	1,241

Deferred tax liabilities:

Accumulated domestic international sales corporation income	(65)	(130)
Unrealized foreign exchange gain	—	(1,111)

Total gross deferred tax liabilities	(65)	(1,241)

Net deferred tax liabilities	$—	$—

The Company is presently unable to conclude that all of the U.S. deferred tax assets are more likely than not to be realized from the results of operations. Accordingly, a valuation allowance was provided for the U.S. net deferred tax assets. During the fiscal year ended June 30, 2004, the Company increased the valuation allowance by $24.6 million. During the fiscal year, the Company completed an Internal Revenue Service examination and as a result, the Company adjusted its net operating loss carryforwards. This adjustment increased the deferred tax asset which was offset by an increase in the valuation allowance.

The total valuation allowance recorded as of June 30, 2004 is $63.7 million. $28.5 million of the valuation allowance relates to tax benefits arising from the exercise of stock options which will be credited to shareholders’ equity when recognized. The remaining balance will be recognized as a reduction in income tax expense, or an increase in income tax benefit, if it is later determined that the related deferred tax assets are more likely than not to be realized. During the fiscal year ended June 30, 2003, the Company decreased the valuation allowance by $0.1 million to $35.2 million. During the fiscal year ended June 30, 2002, the Company increased the valuation allowance by $2.8 million to $35.3 million.

As of June 30, 2004, the Company had federal and state net operating loss carryforwards of approximately $78.4 million and $23.8 million, respectively. The Company’s federal net operating loss carryforwards expire in the years 2012 through 2024, if not utilized. The Company’s state net operating loss expires in the years 2013 through 2014, if not utilized. In addition, the Company had federal research and experimentation credit carryforwards of $3.6 million, which expire in 2004 through 2023, and state research and experimentation credit carryforwards of $3.6 million, which have no expiration provision. The Company also has other various federal and state credits of $0.3 million with various or no expiration provisions.

Federal and state tax laws impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an “ownership change” as defined in Internal Revenue Code Section 382. If the Company has such an ownership change, the Company’s ability to utilize the above mentioned carryforwards could be significantly reduced.

For the fiscal year ended June 30, 2004, the Company incurred a $35.1 million net loss from continuing operations before income taxes and cumulative effect of change in accounting principle, which is comprised of $1.3 million net income before income taxes from international operations and $36.4 million net loss before income taxes from domestic operations. No U.S. taxes have been provided on the undistributed earnings of the Company’s foreign subsidiaries as the Company plans to indefinitely reinvest the foreign earnings outside the U.S. For the fiscal year ended June 30, 2003, the Company generated a $0.5 million net loss from continuing operations before income taxes and cumulative effect of change in accounting principle, which is comprised of $11.1 million net income before income taxes from international operations and $11.6 million net loss before income taxes from domestic operations. For the fiscal year ended June 30, 2002, the Company incurred a $34.6 million net loss from continuing operations before income taxes and cumulative effect of change in accounting principle, which is comprised of $10.5 million net income before income taxes from international operations and $45.1 million net loss before income taxes from domestic operations.

Note 10. Segment and Geographic Information

The Company organizes its divisions, which equate to reportable segments, by evaluating criteria such as economic characteristics, the nature of products and services, the nature of the production process, and the type of customers.

For the period July 1, 2001 through June 30, 2002, the Company’s organizational structure was based on two reportable segments: (1) Broadcast and Professional, and (2) Personal Web Video. On July 1, 2002, the Company renamed the Personal Web Video division to the Business and Consumer division, but did not change the structure or operations of this division. For the period July 1, 2002 through June 30, 2004, the Company was organized and operated its business as two reportable segments: (1) Broadcast and Professional, and (2) Business and Consumer.

As of June 30, 2004, the Company’s chief operating decision maker evaluated the performance of these two segments based on net sales, cost of sales, operating income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle, excluding the effects of certain nonrecurring or non-cash charges including the amortization of other intangibles, the impairment of goodwill and other intangible assets, restructuring costs, legal judgment, and in-process research and development costs. Operating results also include allocations of certain corporate expenses.

The following is a summary of the Company’s operations by operating segment for the fiscal years ended June 30, 2004, 2003 and 2002:

	Fiscal Year Ended June 30,
	2004	2003	2002
	(In thousands)
Broadcast and Professional:
Net sales	$133,210	$142,719	$120,835
Costs and expenses:
Cost of sales	58,860	57,984	56,377
Engineering and product development	23,119	23,798	23,881
Sales, marketing and service	48,008	41,735	39,522
General and administrative	10,502	9,909	8,239
Amortization of goodwill	—	—	15,124
Amortization of other intangible assets	1,742	9,266	15,551
Impairment of goodwill	12,311	—	—
Restructuring costs	2,193	—	—
Legal judgment	—	15,161	—

Total costs and expenses	156,735	157,853	158,694

Operating loss	$(23,525)	$(15,134)	$(37,859)

Business and Consumer:
Net sales	$178,085	$173,606	$110,956
Costs and expenses:
Cost of sales	106,281	89,980	57,827
Engineering and product development	15,708	12,645	7,564
Sales, marketing and service	48,978	46,885	31,935
General and administrative	11,523	9,110	7,368
Amortization of goodwill	—	—	2,894
Amortization of other intangible assets	3,119	2,991	2,322

Restructuring costs	1,447	—	—
In-process research and development	2,193	—	—

Total costs and expenses	189,249	161,611	109,910

Operating income (loss)	$(11,164)	$11,995	$1,046

Combined:
Net sales	$311,295	$316,325	$231,791
Costs and expenses:
Cost of sales	165,141	147,964	114,204
Engineering and product development	38,827	36,443	31,445
Sales, marketing and service	96,986	88,620	71,457
General and administrative	22,025	19,019	15,607
Amortization of goodwill	—	—	18,018
Amortization of other intangible assets	4,861	12,257	17,873
Impairment of goodwill	12,311	—	—

Restructuring costs	3,640	—	—
Legal judgment	—	15,161	—
In-process research and development	2,193	—	—

Total costs and expenses	345,984	319,464	268,604

Operating loss	$(34,689)	$(3,139)	$(36,813)

The Company markets its products globally through its network of sales personnel, dealers, distributors and subsidiaries.

Export sales account for a significant portion of the Company’s net sales. The following tables present a summary of revenue and long-lived assets by geographic region as of and for the fiscal years ended June 30:

	Fiscal Year Ended June 30,
	2004	2003	2002
	(In thousands)
Net Sales by Geographic Region
United States	$110,464	$130,867	$108,499
United Kingdom, Ireland	13,177	16,817	12,700
Germany	39,465	34,332	15,967
France	21,549	19,356	15,059
Spain, Italy, Benelux	38,615	28,127	16,700
Japan, China, Hong Kong, Singapore, Korea, Australia	26,917	31,488	23,609
Other foreign countries	61,108	55,338	39,257

Total	$311,295	$316,325	$231,791

	As of June 30,
	2004	2003
	(In thousands)
Long-lived Assets
United States	$10,426	$9,638
Germany	3,604	3,357
Other foreign countries	2,284	1,318

Total	$16,314	$14,313

Foreign revenue is reported based on the sale destination. No one customer accounted for more than 10% of net sales during the fiscal years ended June 30, 2004, 2003 and 2002. No one customer accounted for more than 10% of net accounts receivable as of June 30, 2004 and 2003.

Note 11. Restructuring

During the three months ended December 31, 2003, the Company implemented a restructuring plan that included several organizational and management changes in the Business and Consumer segment, specifically in the consumer businesses, and in the Broadcast and Professional segment. The Company also exited certain leased facilities in New Jersey and terminated a total of 37 of its employees worldwide, 31 of whom were located in the U.S. and 6 of whom were located in Europe.

As a result of the restructuring plan during the three months ended December 31, 2003, the Company recorded restructuring costs of $3.3 million, which consisted of $2.3 million for workforce reductions, including severance and benefits costs for 37 employees, and $1.0 million of costs resulting from exiting certain leased facilities. $1.3 million of the restructuring costs related to the Business and Consumer segment and $2.0 million of the restructuring costs related to the Broadcast and Professional segment. $1.3 million of the total $2.3 million severance charge for the three months ended December 31, 2003 was attributable to J. Kim Fennell’s resignation on October 31, 2003 from his positions as President and Chief Executive Officer and a member of our Board of Directors. Approximately $0.6 million of this $1.3 million severance charge for J. Kim Fennell was a non-cash charge and was due to the acceleration and immediate vesting of 50% of Mr. Fennell’s unvested stock options as of October 31, 2003.

During the three months ended March 31, 2004, the Company recorded restructuring costs of approximately $0.3 million for severance and benefits. The Company did not incur any restructuring costs during the three months ended June 30, 2004.

The following table summarizes the accrued restructuring balances as of June 30, 2004:

(In thousands)	Severance and Benefits	Leased Facilities	Total
Costs incurred	$2,259	$1,005	$3,264
Cash payments	(767)	—	(767)

Balance as of December 31, 2003	1,492	1,005	2,497
Costs incurred	320	—	320
Cash payments	(619)	(94)	(713)
Non-cash settlements	(596)	—	(596)

Balance as of March 31, 2004	597	911	1,508
Cash payments	(215)	(95)	(310)

Balance as of June 30, 2004	$382	$816	$1,198

The Company’s accrual as of June 30, 2004 for severance and benefits will be paid over the next few years through June 30, 2006. The Company’s accrual as of June 30, 2004 for leased facilities will be paid over their respective lease terms through August 2006.

In July 2004, the Company announced a restructuring plan, which it expects to implement over the next three to six months ending December 31, 2004. The restructuring plan will include a reduction of workforce, associated with the Company’s realignment of its business to a functional organizational structure, and will result in a restructuring charge. The Company is also in the process of evaluating whether to vacate excess leased space in both U.S. and European locations, and therefore, may incur additional restructuring costs in the next three to six months ending December 31, 2004.

Note 12. Discontinued Operations

Jungle KK

On June 30, 2004, the Company sold its 95% interest in Jungle KK. The Company received and canceled 72,122 of its shares of common stock as consideration for the sale of Jungle KK. On the sale date of June 30, 2004, the shares were valued at $0.5 million and recorded as proceeds. These shares were originally issued and held in escrow in connection with the acquisition of Jungle KK on July 1, 2003. Concurrent with the sale, the Company entered into a distribution agreement with Jungle KK to localize, promote and sell its consumer software products into the Japanese market for a royalty based on the percentage of net sales of our products sold by Jungle KK which does not constitute continuing involvement with Jungle KK.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” the Company has reported the results of operations of Jungle KK in discontinued operations within the statements of operations for the fiscal year ended June 30, 2004. Since the Company acquired Jungle KK on July 1, 2003 and subsequently sold Jungle KK on June 30, 2004, the results of operations for Jungle KK in discontinued operations reflect the period from July 1, 2003 through June 30, 2004. Since the Company sold Jungle KK on June 30, 2004, the Company’s consolidated balance sheet as of June 30, 2004 does not include the financial position for Jungle KK. The results of operations and financial position of Jungle KK were previously reported and included in the results of operations and financial position of our Business and Consumer division.

Steinberg Media Technologies GmbH

On December 20, 2004, Pinnacle Systems GmbH, a wholly owned subsidiary, and Steinberg Media Technologies GmbH (“Steinberg”) entered into a Share Purchase and Transfer Agreement (the “Agreement”) with Yamaha Corporation (“Yamaha”) pursuant to which Yamaha agreed to acquire the Company’s Hamburg, Germany-based Steinberg audio software business for $28.5 million in cash. The transaction, which was subject to German regulatory approval, was completed on January 21, 2005.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” the Company has reported the results of operations of Steinberg in discontinued operations within the consolidated statements of operations for the fiscal years ended June 30, 2004 and June 30, 2003 since the Company acquired Steinberg in January 2003 (see Note 5). The Company has reported the financial position of Steinberg as assets and liabilities of discontinued operations on the balance sheets as of June 30, 2004 and June 30, 2003. In addition, the Company has excluded the cash flow activity of Steinberg from the consolidated statements of cash flows for the fiscal years ended June 30, 2004 and June 30, 2003.

The results from the discontinued operations of Jungle KK and Steinberg for the fiscal years ended June 30, 2004 and June 30, 2003 were as follows (in thousands):

	Fiscal Year Ended June 30,
	2004	2003
Net sales	$31,811	$14,755
Cost of sales	(14,661)	(4,153)
Operating expenses	(30,596)	(9,297)

Operating income (loss)	(13,446)	1,305
Interest and other expense, net	(17)	(86)

Income (loss) before income taxes	(13,463)	1,219
Income tax expense (benefit)	(5,871)	31

Income (loss) from discontinued operations, net of taxes	(7,592)	1,188
Loss on sale of discontinued operations, net of taxes	(6,820)	—

Income (loss) from discontinued operations	$(14,412)	$1,188

The current and non-current assets and liabilities of discontinued operations of Steinberg as of June 30, 2004 and June 30, 2003, were as follows (in thousands):

	As of June 30, 2004	As of June 30, 2003
Cash and cash equivalents	$2,240	$2,578
Accounts receivable, net	1,198	2,355
Inventories	745	1,158
Prepaid expenses and other current assets	339	716

Current assets of discontinued operations	$4,522	$6,807

Property and equipment, net	909	1,038
Goodwill	14,062	13,958
Other intangible assets, net	7,458	23,262
Other assets	161	144

Long-term assets of discontinued operations	$22,590	$38,402
Accounts payable	371	999
Accrued and other liabilities	2,789	4,264
Deferred revenue	91	347

Current liabilities of discontinued operations	$3,251	$5,610

Deferred income taxes	1,972	7,826
Long-term liabilities	106	158

Long-term liabilities of discontinued operations	$2,078	$7,984

Note 13. Supplemental Cash Flow Information

The following table reflects supplemental cash flow from investing activities related to acquisitions for the fiscal years ended June 30:

	2004	2003	2002
Fair value of:
Assets acquired and goodwill	$33,716	$50,373	$13,963
Liabilities assumed and costs incurred	(5,836)	(19,347)	(715)
Common stock issued	(14,658)	(17,769)	(10,915)

Net cash paid on acquisitions	$13,222	$13,257	$2,333

Note 14. Quarterly Financial Data (Unaudited)

Summarized quarterly financial information for fiscal 2004 and 2003 is as follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(In thousands, except for per share data)
Fiscal 2004:
Net sales	$64,630	$80,348	$85,763	$80,554
Operating loss	$(10,996)	$(18,965)	$(204)	$(4,524)
Income (loss) from continuing operations before income taxes	$(10,699)	$(20,688)	$687	$(4,360)
Net loss	$(12,980)	$(29,854)	$(293)	$(11,066)
Net loss per share:
Basic and diluted	$(0.20)	$(0.45)	$(0.00)	$(0.16)
Shares used to compute net loss per share:
Basic and diluted	65,086	66,401	68,108	68,676

Fiscal 2003:
Net sales	$68,574	$84,501	$82,058	$81,192
Operating income (loss)	$1,481	$(5,369)	$351	$398
Net income (loss)	$(17,870)	$(6,821)	$(626)	$3,456
Net income (loss) per share:
Basic	$(0.30)	$(0.11)	$(0.01)	$0.05
Diluted	$(0.29)	$(0.11)	$(0.01)	$0.05
Shares used to compute net income (loss) per share:
Basic	59,128	60,451	62,453	63,014
Diluted	62,018	60,451	62,453	66,103

Note 15. Subsequent Events

On July 27, 2004, the Company announced that it expects to implement a restructuring plan over the next three to six months ending December 31, 2004. The restructuring plan will include a reduction of workforce, associated with the Company’s realignment of its business to a functional organizational structure, and will result in a restructuring charge. The Company is also in the process of evaluating whether to vacate excess leased space in both U.S. and European locations, and therefore may incur additional restructuring costs in the next three to six months ending December 31, 2004.

The 1994 Employee Stock Purchase Plan expired on August 24, 2004. The Board of Directors adopted the 2004 Employee Stock Purchase Plan, which was approved by shareholders, and was effective on August 24, 2004. Under the 2004 Employee Stock Purchase Plan, all eligible employees may acquire common stock at the lesser of 85% of the closing sales price of the stock at specific, predetermined dates. An aggregate of 1,203,227 shares of the Company’s common stock were issuable under the 2004 Employee Stock Purchase Plan.

On August 25, 2004, the Company and Global Television Network (GTN) of Canada mutually agreed to terminate a $3.2 million contract dated September 30, 2003 under which GTN agreed to purchase two of the Company’s Vortex news systems for its stations in Toronto and Vancouver. To date, the Company has not recognized any revenue from this contract, and is in the process of evaluating the impact of this termination on the valuation of the inventory associated with this arrangement, which the Company carried at approximately $1.5 million on its consolidated balance sheet at June 30, 2004. Any adjustments to such inventory will be recorded as cost of sales in the first quarter of fiscal year 2005.

The Company reviews its goodwill for impairment, in accordance with Statement of Financial Accounting Standards No. 142, on an annual basis or whenever significant events or changes occur in its business. The Company has chosen the quarter ending September 30, 2004 as the date of the annual impairment test. In the current quarter ending September 30, 2004, the market price of the Company’s stock has declined significantly, which has resulted in a significant decline in the Company’s market capitalization. As the upcoming goodwill impairment analysis will take into consideration the decrease in market capitalization, the Company may be required to record an impairment of goodwill in the quarter ending September 30, 2004.

Schedule II—Valuation and Qualifying Accounts(1)

(in thousands)

	Balance at Beginning of Period	Effect of Acquisitions	Charged to Expenses or Other Accounts	Deductions/ Write-offs	Foreign Currency Translation	Balance at End of Period
Year ended June 30, 2004
Allowance for doubtful accounts	$4,877	$—	$118	$(1,107)	$68	$3,956
Sales return allowances	6,393	—	1,059	—	276	7,728

Year ended June 30, 2003
Allowance for doubtful accounts	$4,065	$70	$547	$(79)	$274	$4,877
Sales return allowances	5,267	—	1,347	—	(221)	6,393

Year ended June 30, 2002
Allowance for doubtful accounts	$3,781	$—	$1,042	$(925)	$167	$4,065
Sales return allowances	3,548	—	1,754	(327)	292	5,267

(1)	This schedule has been revised to reflect the reclassification of Steinberg Media Technologies GmbH to discontinued operations.